Exhibit 99.1

CONTACT:	Robert Atkinson, Too, Inc.
Phone 614-775-3739
Too, Inc. Reports 150% Increase in Second Quarter Net Income
NEW ALBANY, Ohio; August 17, 2005 – Too, Inc. (NYSE: TOO) today announced its operating results for the second quarter ended July 30, 2005, which included:
     — Net sales for the quarter up 11% to $154.9 million;
     — Gross income as a percentage of net sales improving by 290 basis points;
     — Net income increasing 150% to $4.0 million.
Second Quarter Results
Too, Inc. had second quarter 2005 net income of $4.0 million, or $0.12 per diluted share, on net sales of $154.9 million, compared to second quarter 2004 restated net income of $1.6 million, or $0.05 per diluted share, on net sales of $139.9 million. The restatement for the 2004 period was the result of the company’s previously disclosed change in accounting practices for store leases.
The company said the earnings increase for the 2005 period was primarily a result of higher sales and an improved merchandise margin.
Limited Too had a 5% increase in comparable store sales against a 3% decrease for the like period last year.
To-date, Too has repurchased more than $59.2 million worth of its common stock under the $125 million authorization approved by the Board of Directors in November 2004.
Six Month (Spring Season) Results
For the six months ended July 30, 2005, Too, Inc. had net income of $11.4 million, or $0.33 per diluted share, on net sales of $319.3 million, compared to restated net income for the like period last year of $6.6 million, or $0.19 per share, on net sales of $294.1 million. The earnings improvement was largely a result of higher sales and merchandise margin improvement.
Store Growth
Justice opened 16 stores during the 2005 quarter, including its first locations in Iowa and Alabama. The company has more than doubled the number of Justice stores since July 2004, operating 62 stores in 22 states at July 30, 2005.
Limited Too remodeled 7 existing stores during the quarter, opened 2 new stores and closed 3 underperforming stores. The company operated 567 Limited Too stores at July 30, 2005.
Back-to School Television 2005
Limited Too began its back-to-school national television advertising campaign on August 8th. Separate 15 and 30-second spots, highlighting Limited Too’s early fall fashions and accessories, are airing on popular ‘tween programming through the second week of September.

Third Quarter Outlook
Based on an estimated comparable store sales increase of 3% to 4% for the third quarter 2005, Too said it is comfortable with the current average First Call earnings per share estimate of $0.39, which would be an 18% increase on the restated fully-diluted earnings per share of $0.33 for the third quarter 2004.
“Our back-to-school fashions, especially denim, are resonating very well with our ‘tween customers,” said Mike Rayden, Too, Inc. Chairman, President and CEO.
Webcast
Too, Inc. will host a conference call with security analysts beginning at 9:00 a.m. ET today, Wednesday, August 17, 2005, to review the operating results for the second quarter ended July 30, 2005. The call is being webcast by CCBN and can be accessed at the Event Calendar page of Too, Inc.’s corporate website, www.tooinc.com.
About Too, Inc.
Too, Inc. is a leading specialty retailer for young girls. At Limited Too, the company sells sportswear, related accessories, footwear, lifestyle and personal care products for active, fashion-aware ‘tween (ages 7 to 14) girls. Limited Too currently operates 567 stores in 46 states and Puerto Rico, and has a select number of international franchised stores. Limited Too publishes a catalog coinciding with key ‘tween shopping times throughout the year and conducts e-commerce on its Web site, www.limitedtoo.com. Justice is the company’s newest specialty retail concept for young girls, offering sportswear, key accessories and lifestyle items to value-conscious customers, predominantly in off-the-mall store locations. Justice currently operates 67 stores in 23 states.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains various “forward-looking statements” specifically related to the company’s 2005 sales and earnings outlook, and store growth within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope,” “risk,” “could,” “pro forma” “potential” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results for 2005 and beyond to differ materially from those expressed in the forward-looking statements. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release: changes in consumer spending patterns, consumer preferences and overall economic conditions; decline in the demand for our merchandise; the impact of competition and pricing; the effectiveness of our brand awareness and marketing programs; a significant change in the regulatory environment applicable to our business; risks associated with our sourcing and logistics functions; changes in existing or potential trade restrictions, duties, tariffs or quotas; currency and exchange risks; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire and train associates; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere; acts of terrorism in the U.S. or worldwide; and other risks that may be described in other reports and filings we make with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included here will prove to be accurate. The inclusion of forward-looking statements should not be regarded a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us, as the management of the Company. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company Home Page: www.tooinc.com
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